As filed with the Securities and Exchange Commission on May 28, 2004

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Lamar Advertising Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	72-1449411
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

5551 Corporate Blvd., Baton Rouge, Louisiana 70808
(Address of Principal Executive Offices)

2000 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Kevin P. Reilly, Jr.
President and Chief Executive Officer
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
(225) 926-1000
(Name, Address and Telephone Number of Agent for Service)

with copies to:

George Ticknor, Esq.
Palmer & Dodge LLP
111 Huntington Avenue
Boston, Massachusetts 02199
(617) 239-0100

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered(1)	share(2)	price(3)	registration fee
Class A Common Stock, $0.001 par value	335,300 shares	$39.62	$13,284,586.00	$1,683.16

(1)	Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of Lamar Class A common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional Class A common stock.

(2)	Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h) and based upon the average of the high and low sale prices on May 25, 2004 as reported by the Nasdaq National Market.

(3)	This Registration Statement registers an additional 335,300 shares issuable under the Registrant’s 2000 Employee Stock Purchase Plan (the “Plan”). The Registrant has previously registered 500,000 shares issuable under the Plan (Registration Statement No. 333-34840).

Explanatory Note
Part II
Item 3. Incorporation of Documents By Reference
Item 6. Indemnification of Officers and Directors.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Opinion/Consent of Palmer & Dodge LLP
Consent of KPMG LLP

Explanatory Note

     On April 14, 2000, Lamar Advertising Company (the “Registrant” or the “Company”) filed a Registration Statement on Form S-8 (File No. 333-34840) relating to the registration of 500,000 shares of its Class A common stock, $0.001 par value per share, authorized for issuance under its 2000 Employee Stock Purchase Plan (the “Plan”). The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 335,300 shares of the Registrant’s Class A common stock authorized for issuance under the Plan as a result of the Plan’s “evergreen” provision. This provision provides for automatic annual increases in the number of shares authorized for issuance under the Plan, pursuant to a specified formula.

     Pursuant to General Instruction E to the Registration Statement on Form S-8, the Registrant incorporates by reference the contents of its Registration Statement on Form S-8 filed on April 14, 2000 (File No. 333-34840) and omits from this Registration Statement the information required by Part II, other than Item 3, Item 6, Item 8 and Item 9 below, which have been updated.

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Documents By Reference.

     The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 10, 2004;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 10, 2004; and

(c)	The description of the Registrant’s Class A Common Stock contained in its Registration Statement on Form 8-A filed on June 7, 1996 (File No. 0-20833), as amended by Forms 8-A/A filed on July 31, 1996 (File No. 0-20833) and July 27, 1999 (File No. 333-50559-56), including any further amendment or report filed hereafter for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all shares of Class A Common Stock offered hereunder have been sold or that deregisters all shares of Class A Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed, provided, however, that no information furnished under Item 9 (Item 7.01) or Item 12 (Item 2.02) of any Current Report on Form 8-K is incorporated by reference herein, unless otherwise indicated.

Item 6. Indemnification of Officers and Directors.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) grants the Company the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Company where the person involved is adjudged to be liable to the Company except to the extent approved by a court.

     The Company’s Amended and Restated By-Laws provide that the Company will indemnify and hold harmless to the fullest extent permitted by the DGCL, as amended from time to time, any person who is made a party to any action or proceeding because such person is or was a director or officer of the Company, or at the request of the Company, a director or officer of another enterprise, provided that the person is found to have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company. In the case of settlements made before final adjudication, the payment and indemnification thereof must be approved by the Board of Directors. Indemnification under the Company’s Amended and Restated By-laws is expressly not exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law.

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     The Company’s Amended and Restated Certificate of Incorporation provides that directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

     Section 145(g) of the DGCL and the Company’s Amended and Restated By-Laws grant the Company the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or is serving as a director, officer, trustee, employee or agent of another enterprise at the Company’s request against any liability asserted against, and incurred by, such person in any such capacity or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL. Pursuant to this authority, the Company has purchased and maintains a directors’ and officers’ liability insurance policy covering certain liabilities that the Company’s directors and officers might incur in connection with the performance of their duties.

Item 8. Exhibits.

     See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on this 27th day of May 2004.

LAMAR ADVERTISING COMPANY
By:	/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Kevin P. Reilly, Jr. and Keith A. Istre, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 27th day of May 2004.

Signature	Capacity

/s/ Kevin P. Reilly, Jr. Kevin P. Reilly, Jr.	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ Keith A. Istre Keith A. Istre	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ Anna Reilly Cullinan Anna Reilly Cullinan	Director
/s/ John Maxwell Hamilton John Maxwell Hamilton	Director
/s/ Robert M. Jelenic Robert M. Jelenic	Director
/s/ Charles W. Lamar, III Charles W. Lamar, III	Director
/s/ Stephen P. Mumblow Stephen P. Mumblow	Director
/s/ Thomas Reifenheiser Thomas Reifenheiser	Director

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Certificate of Incorporation of Lamar New Holding Co. Previously filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.

4.2	Certificate of Amendment of Certificate of Incorporation of Lamar New Holding Co. (whereby the name of Lamar New Holding Co. was changed to Lamar Advertising Company). Previously filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.

4.3	Certificate of Amendment of Certificate of Incorporation of Lamar Advertising Company. Previously filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2000 (File No. 0-30242) filed on August 11, 2000 and incorporated herein by reference.

4.4	Certificate of Correction of Certificate of Incorporation of Lamar Advertising Company. Previously filed as Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 0-30242) filed on November 14, 2000 and incorporated herein by reference.

4.5	Amended and Restated Bylaws of the Company. Previously filed as Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 1999 (File No. 0-20833) filed on August 16, 1999 and incorporated herein by reference.

5	Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of Palmer & Dodge LLP (contained in Exhibit 5).

23.2	Consent of KPMG LLP, independent accountants. Filed herewith.

24	Power of Attorney (included in the signature page hereto).